Exhibit 99.1

Journalists please direct inquiries and interview requests to:

Andrew Beyer

Advance PR Group, LLC

714-443-0099

media@evansbrewco.com

Press Release	Source: Evans Brewing Company

Bayhawk Ales Stockholders Vote to Approve Acquisition by Evans Brewing Company

Ninety-nine percent of Bayhawk’s independent stockholders vote “Yes” to a proposal for the acquisition of Bayhawk Ales assets, paving the way for the exchange of their stock for shares of Evans Brewing Company

IRVINE, CA--(Marketwired--Sep. 22, 2015)--Shareholders of Bayhawk Ales, Inc., one of the oldest craft beer brands in southern California, have approved by an overwhelming majority a proposal for Evans Brewing Company (EBC) to acquire all of Bayhawk’s assets and liabilities and provide Bayhawk stockholders the opportunity to exchange their Bayhawk shares for an equal number of shares of EBC. The proposal was passed with over 99% of the shares voted by independent stockholders – shares not held by management of Evans Brewing Company – voting “Yes” on the proposal.

Evans Brewing Company, a public company, intends to move forward with the acquisition of all Bayhawk assets, the share exchange process and its plan to have EBC stock listed and traded on a U.S. stock market. EBC management plans to retain a market maker to submit an application to FINRA to list EBC’s common stock as soon as possible.

Bayhawk shareholders have until December 2, 2015 to submit their Bayhawk stock in order to receive their shares of Evans Brewing Company. Stockholders will receive information on the mechanics of the share exchange process by mail. Questions regarding the process, the company’s future plans or any other subject can be directed via email to investors@evansbrewco.com or by telephone at 714-443-0099.

The Bayhawk brewery is the oldest continuously operating microbrewery in Orange County – and one of the oldest in all of southern California – with beers first produced there in January 1995. In addition to the ales produced by Bayhawk since 1995, Evans Brewing Company will now produce its award winning lagers at the Irvine brewery – all of which will be marketed under the Evans Brewing Company label.

“Approval of the asset purchase proposal by such an overwhelming majority only bolsters management’s contention that this result is the best possible outcome for Bayhawk stockholders,” commented Mike Rapport, President of Evans Brewing Company.

“Most Bayhawk stockholders put their money into the company in the mid-1990s under the belief that their stock would soon be listed on a public stock exchange,” said Rapport.

Bayhawk Ales, Inc. stopped filing financial reports with Securities and Exchange Commission in 1999 and the stock was never traded on a public market. Evans Brewing Company began filing periodic financial reports with the SEC that include Bayhawk financials in 2015.

“All of the shareholders that contacted us expressed their strong support for our plan to expand the footprint of the company’s operations, including broader distribution of our products locally, regionally and, hopefully, nationally as well,” continued Rapport.

“We expect to have additional updates on these developments in the coming months and are committed to keeping our shareholders – and anyone else interested in following our progress – informed along the way. We certainly want to thank the Bayhawk stockholders for their tremendous support and will work to validate their confidence in us and our plans for the future,” added Evan Rapport, Vice President of Evans Brewing Company and Director of Operations at the Brewery in Irvine.

Evans Brewing Company plans to file a Current Report on Form 8-K with the SEC, which will include additional details of the shareholder vote.

To sign up for the Evans Brewing Company email list – which will receive product updates, event notifications, press releases, periodic newsletters, notices of financial filings, and similar information – please submit your email address to investors@evansbrewco.com.

About the Company

Founded by the father-son team of Mike and Evan Rapport, Evans Brewing Company has created a superior line of Lagers that has been honored with 16 international awards. Based in Orange County California, the Evans Brewing Company in the city of Irvine supplies restaurants, retailers and beer drinkers across several states. Future plans for Evans Brewing Company include a branded restaurant/taproom, wider product distribution in the U.S., and an expansion of the beer brands currently under management. For more information, please follow the company on Twitter @EvansBrewCo or email us at investors@evansbrewco.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” pursuant to the safe harbor provisions of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from EBC’s and Bayhawk’s historical experience and their present expectations or projections. These risks include, but are not limited to, changes in general economic, business and political conditions, developmental delays or disruptions inherent with new products and technology, and risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in or new laws or regulations affecting the automotive technology industries, and other risks detailed in EBC’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of our filings, and subsequent SEC filings. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. EBC expressly disclaims any obligation or intention to publicly update or revise any forward-looking statements.

CONTACT

Andrew Beyer

Investor Relations

714-443-0099

investors@evansbrewco.com